STRICTLY CONFIDENTIAL

EXHIBIT 10.39

Employment Term Sheet

Set forth below are the key management compensation terms of the proposed arrangements concerning the employment of Executive (as defined below) by EVERTEC GROUP, LLC (the “Company”) and is hereafter referred to as the “Agreement.”

Name:	Frank G. D’Angelo (“Executive”).

Position/Duties:	Interim President and Chief Executive Officer. Executive will report to the Board of Directors of the Company and will serve as a non-independent director of the Board of Directors. Executive will spend at least 2 weeks of every month in Puerto Rico undertaking his duties as Interim President and CEO.

Initial Term:	Executive’s initial term of employment will start on January 1, 2015 (the “Start Date”) and end on March 31, 2015 (the “Term”). At the end of the Term, Executive will re-join the Board of Directors as its independent Chairman.

Salary:	Executive’s base salary shall be $25,000 cash per month, payable in accordance with the Company’s standard payroll practices.

Additional Benefits:

Executive will be elegible for standard employee and executive benefits, which primarily consist of the following:

Health Plan – to the extent Executive desires health insurance coverage (with corresponding employee contribution depending on coverage)

Company car – the company will provide a company car plus related insurance or shall provide means of transaportation for the Executive during the Term.

Restricted Stock Grant:	The Company will grant the Executive restricted stock units (“RSUs”) pursuant to the EVERTEC, Inc. 2013 Equity Incentive Plan equivalent to $75,000 in Company Common Stock on or about the Start Date, which grant will vest on the day before the Company’s 2015 Annual Meeting of Stockholders or upon his earlier death or disability, provided that he is then providing service to the Company. On the vesting date, the RSUs will be converted to actual shares and any accumulated dividend equivalent amounts since the date of grant will be delivered in cash.

Reimbusement of Expenses:	Executive shall be entitled to the reimbursement of all reasonable and documented business-related expenses incurred by Executive during the Term, including, without limitation, any lodging and travel expenses.

Lodging:	Executive shall be entitled to the free use of a corporate apartment located in Condado, San Juan, Puerto Rico during the months of January and February 2015 or, in the alternative, may choose to stay at a hotel while providing services in Puerto Rico during the Term.

The parties have executed this Agreement as of December 17, 2014.

EXECUTIVE			EVERTEC GROUP, LLC

By:	/s/ Frank G. D’Angelo	By:	/s/ Arturo Díaz-Abramo
	Frank G. D’Angelo		Arturo Díaz-Abramo
SVP Legal & Compliance

Address:			Address:
Road #176, Km 1.3
Cupey Bajo, Rio Piedras Puerto Rico 00926
P.O. Box 364527
San Juan, Puerto Rico 00936-4527